Exhibit 99.4
COVENANT TRANSPORTATION GROUP, INC.
Lead Independent Director Policy

Purpose. The purpose of this Covenant Transportation Group, Inc., (the “Company”), lead independent director policy is to provide for an effective balance for the management of the Company and our stockholders’ best interests.
Policy. The lead independent director was designated to (i) preside at all meetings of the Board at which the Chairman of the Board is not present, including executive sessions of the independent directors, (ii) serve as liaison between the Chairman of the Board and the independent directors, (iii) provide input on meeting agendas for the Board, (iv) approve Board meeting schedules to assure that there is sufficient time for discussion of all agenda items, (v) have the authority to call meetings of the independent directors, and (vi) if requested by major stockholders, ensure that he or she is available for consultation and direct communication.
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